EXHIBIT 5
OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP
February 4, 2011
Penson Worldwide, Inc.
1700 Pacific Avenue
Suite 1400
Dallas, TX 75201
Re:	Penson Worldwide, Inc. — Registration Statement for Offering of an Aggregate of 665,017 Shares of Common Stock of Penson Worldwide, Inc.
Dear Ladies and Gentlemen:
          We have acted as counsel to Penson Worldwide, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) 540,017 shares of the Company’s common stock for issuance under the Company’s Amended and Restated 2000 Stock Incentive Plan (the “Incentive Plan”), and (ii) 125,000 shares of the Company’s common stock for issuance under the Company’s Employee Stock Purchase Plan (the “Purchase Plan”).
          This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
          We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Incentive Plan and the Purchase Plan, the amendment of the Incentive Plan and the automatic share increase provisions of both the Incentive Plan and the Purchase Plan. Based on such review, we are of the opinion that, if, as and when the shares of the Company’s common stock are issued and sold (and the consideration therefor received) pursuant to the provisions of (a) duly authorized stock option or stock appreciation right agreements or duly authorized direct stock issuances under the Incentive Plan and in accordance with the Registration Statement, or (b) duly authorized stock purchase rights under the Purchase Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.
          We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.
          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan, the Purchase Plan or the shares of the Company’s common stock issuable under such plans.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP
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